Exhibit (a)(3)
LIN TV CORP.
ELECTION FORM
      A list of all of your eligible options appears on the “Grant Detail Report” is included in these materials.
Check one of the two boxes below and provide information accordingly.
☐     Yes, I choose to participate in this offer:
      I have written in the table below the options that I wish to exchange (the “Selected Options”) subject to the terms and conditions of the Offer to Exchange Outstanding Stock Options of LIN TV Corp. (“LIN TV”), dated November 21, 2005 (the “Offer to Exchange”). I acknowledge that I have received a Grant Detail Report that lists all of my options of LIN TV and understand that in addition to all other requisite documentation, I must also return my stock option agreement for each of the options that I elect to tender for exchange.
      I understand that if my offer to exchange Selected Options is accepted I will:

(1) have no right, title or interest to my Selected Options listed in the table below, and any certificates or other documentation evidencing these option grant(s) will be void and of no further effect, and

(2) have the right to receive one share of restricted class A common stock (“common stock”) for every three shares of common stock subject to the options I have surrendered, subject to the terms and conditions of, and as more fully explained in, the Offer to Exchange.
      In addition, I am making the representations and acknowledgements to LIN TV that are attached as Exhibit A to this Election Form.

	Grant Date of	Number of Selected	Exercise Price of
Option Number	Selected Option	Option Shares (1)	Selected Option

(1)	If you tender a Selected Option you must tender all the shares covered by that option. You cannot exchange only some of the shares covered by an option, and if you list only part of a Selected Option above, LIN TV will treat it as though you tendered all the shares covered by the option.
☐     No, I choose not to participate in this offer:
      I do not wish to exchange any of my options.

      Please complete and sign this Election Form (including Exhibit A) and return it by hand delivery, mail or fax to:
Peter Maloney
Vice President of Benefits and Special Projects
LIN TV Corp.
Four Richmond Square, Suite 200
Providence, Rhode Island 02906
Telephone: (401) 454-2880
Facsimile: (401) 454-0089
      LIN TV must receive this Election Form (including Exhibit A) no later than 5:00 p.m., Eastern Standard Time, on December 22, 2005. If you miss this deadline, you will not be permitted to participate in this offer.

Signature

Name (please print)

Social Security No. or Tax ID No.

Telephone No. during business hours
Date:                     , 2005

Exhibit A
To: LIN TV Corp.
      Pursuant to the Offer to Exchange, I hereby tender for exchange the Selected Options indicated on the attached Election Form. In addition to the representations and acknowledgements made by me in the Election Form, I hereby represent and acknowledge the following to LIN TV:

•	Any Selected Options tendered by me on the Election Form are tendered subject to the terms and conditions set forth in the Offer to Exchange, a copy of which I acknowledge having received and read.

•	I have full power and authority to tender the Selected Options indicated in my Election Form.

•	All authority conferred or agreed to be conferred in my Election Form regarding the option(s) I have tendered shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns.

•	LIN TV’s acceptance for exchange of options tendered pursuant to the offer will constitute a binding agreement between LIN TV and me, upon the terms and subject to the conditions of the Offer to Exchange.

•	If my Selected Options are accepted for exchange, I acknowledge that I will have no right, title or interest to my Selected Option(s) that are indicated in the table on the Election Form, and that any certificates or other documentation evidencing such option grant(s) will be void and of no further effect.

•	If Selected Options are accepted for exchange, I acknowledge that:

•	I will have the right to receive one share of restricted Common Stock for every three shares of Common Stock subject to the option(s) I have surrendered;

•	the shares of restricted Common Stock I am entitled to receive will not be issued until after the offer expires, and such issuance date is currently expected to be December 22, 2005;

•	I will execute a restricted stock agreement in connection with my receipt of the shares of restricted common stock; and

•	the shares of restricted common stock I receive will be subject to the terms and conditions of LIN TV’s Amended and Restated 2002 Stock Plan or, if a I am a non-employee director of LIN TV, Amended and Restated 2002 Non-Employee Director Stock Plan and the restricted stock agreement.

•	I also acknowledge that in order to receive restricted common stock I must either be (1) a full-time or part-time employee of LIN TV or of one of its subsidiaries and otherwise be an eligible participant under the Amended and Restated 2002 Stock Plan, or (2) a non-employee director otherwise eligible to participate under the Amended and Restated 2002 Non-Employee Director Stock Plan, on the date the offer expires.

•	I recognize that, as described in Section 6 of the Offer to Exchange, LIN TV may terminate or amend the offer. LIN TV may also postpone its acceptance and cancellation of any or all the options tendered for exchange.

Signature

Name (please print)
Date:                    , 2005